Exhibit 99.4
Wachovia Capital Markets, LLC
301 South College Street
Charlotte, NC 28288-8905
September 14, 2007
Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, IL 61938
Re: Initially Filed Registration Statement on Form S-4 of Consolidated Communications Holdings, Inc. (“Consolidated”)
(File No. 333- ) Relating to the Registration of 3,319,690 Shares of Common Stock, Par Value $0.01 Per Share, of Consolidated.
Ladies and Gentlemen:
Reference is made to our opinion letter, dated July 1, 2007, with respect to the fairness, from a financial point of view, of the Merger Consideration (as defined therein) to be paid to the holders of common stock, par value $0.15625 per share, of North Pittsburgh Systems, Inc., a Pennsylvania corporation (“North Pittsburgh”), pursuant to that certain Agreement and Plan of Merger, dated as of July 1, 2007, by and among North Pittsburgh, Consolidated and Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and wholly owned subsidiary of Consolidated (the “Agreement”).
The foregoing opinion was provided for the information and use of the Board of Directors of Consolidated in connection with their consideration of the transaction contemplated by the Agreement and is not to be summarized, excerpted from or otherwise publicly referred to, nor is to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document

Consolidated Communications Holdings, Inc.
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except in accordance with our prior written consent. We understand that Consolidated has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the caption “The Merger—Opinion of Wachovia Securities, Consolidated’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Wachovia Capital Markets
WACHOVIA CAPITAL MARKETS, LLC